Exhibit 99.1

July 26, 2005

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson	Andy Raguskus
	Sr. Vice President and CFO	President and CEO
	(801) 365-2804	(801) 365-2800

SONIC INNOVATIONS ANNOUNCES RESULTS FOR SECOND QUARTER 2005

Net Sales Up 24% To A Record $30 Million

Salt Lake City, Utah, July 26, 2005 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids and automated auditory testing equipment, today announced results for its second quarter ended June 30, 2005. Net sales were a quarterly record $30,185,000 in the second quarter 2005, up 24% from net sales of $24,338,000 in the second quarter 2004 and up 17% from first quarter 2005 net sales of $25,891,000. Net income was $263,000, or $0.01 per share, in the second quarter 2005 compared to net income of $624,000, or $0.03 per share, in the second quarter 2004 and was very much improved from a net loss of $3,477,000, or $0.16 per share, in the first quarter 2005.

North American sales of $13,255,000 in the second quarter 2005 were up $3,629,000, or 38%, from second quarter 2004 sales of $9,626,000 and up $3,662,000, or 38%, from first quarter 2005 sales of $9,594,000 primarily due to the introduction of the Company’s next generation Innova product family in late March 2005. North American sales in 2005 include sales from Tympany, Inc., which we acquired in December 2004. European sales of $11,926,000 in the second quarter 2005 were up $1,413,000, or 13%, from second quarter 2004 sales of $10,513,000 as each of the Company’s European subsidiaries posted increased sales levels. Rest-of-world sales of $5,004,000 in the second quarter 2005 were up 19% from second quarter 2004 sales of $4,199,000 principally due to the introduction of Innova in the Australian market.

Gross profit of $16,766,000 in the second quarter 2005 also established a quarterly record and was up 23% from gross profit of $13,675,000 in last year’s second quarter and up 21% from first quarter 2005 gross profit of $13,857,000. Gross margin of 55.5% in the second quarter 2005 was down slightly from last year’s second quarter level of 56.2% as a result of lower-margin Tympany sales in 2005. Operating expenses in the second quarter 2005 of $16,796,000 increased 30% from operating expenses of $12,908,000 in last year’s second quarter principally as a result of Tympany, training and marketing costs associated with the introduction of the Innova product line, and increased selling and marketing expenses in Australia and Germany.

Andy Raguskus, President and CEO, stated, “I am pleased that our revolutionary Innova product family has resulted in significantly increased sales and a substantial improvement in our business. Reactions to Innova by our hearing care professional customers and hearing impaired consumers have been very positive in each country where we have introduced the product, and we expect Innova to continue to perform well in the worldwide market. In addition, we expect the results from Tympany to be decreasingly dilutive through the balance of 2005.”

As of June 30, 2005, Sonic Innovations had cash and marketable securities, including restricted and long-term marketable securities, of $23.7 million and debt of $7.6 million.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers and proprietary auditory testing equipment that automates the four most commonly performed hearing tests.

This press release contains “forward-looking statements” as defined under securities laws, including statements concerning the Innova product family continuing to perform well in the worldwide market and the Tympany business becoming decreasingly dilutive through the balance of 2005. Actual results may differ materially and adversely from those described herein depending on a number of factors including, but not limited to, the following risks: we face aggressive competition in our business; acquisitions could be difficult to integrate, disrupt our business and harm our operating results; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; we may harm our relationships with our traditional customers by selling in non-traditional ways; and we have important international operations, particularly in Germany and Australia, which expose us to a variety of risks that could result in lower sales. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as filed with the Securities and Exchange Commission. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The Company will host a teleconference call in connection with this release on Tuesday, July 26, 2005 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). To participate in the conference call, please call toll free (800) 599-9829, or (617) 847-8703 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please call (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter confirmation code 44318689 (available through July 29, 2005), or access the playback through our website.

Sonic Innovations, Inc.

Consolidated Statement of Operations Information

(In thousands, except per share data)

(Unaudited)

	Quarter ended June 30		Six months ended June 30
	2005	2004	2005	2004
Net sales	$30,185	$24,338	$56,076	$50,644
Cost of sales	13,419	10,663	25,453	22,392

Gross profit	16,766	13,675	30,623	28,252

Selling, general and administrative expense	14,660	10,562	29,514	20,606
Research and development expense	2,136	2,346	4,488	4,900

Operating profit (loss)	(30)	767	(3,379)	2,746
Other income (expense), net	128	(29)	88	(78)

Income (loss) before income taxes	98	738	(3,291)	2,668
Income tax provision (benefit)	(165)	114	(77)	456

Net income (loss)	$263	$624	$(3,214)	$2,212

Basic earnings (loss) per common share	$0.01	$0.03	$(0.15)	$0.11

Diluted earnings (loss) per common share	$0.01	$0.03	$(0.15)	$0.10

Weighted average number of common shares outstanding:
Basic	21,289	20,682	21,252	20,545

Diluted	21,984	22,775	21,252	22,783

Sonic Innovations, Inc.

Consolidated Balance Sheet Information

(In thousands)

(Unaudited)

	June 30, 2005	December 31, 2004
Assets:

Cash and marketable securities	$23,725	$32,349
Accounts receivable	18,374	16,092
Inventories	12,272	9,799
Property and equipment	9,619	10,086
Goodwill and intangibles	41,364	42,300
Other	4,608	4,660

Total assets	$109,962	$115,286

Liabilities:

Accounts payable	$8,876	$8,315
Accrued liabilities and other	19,884	17,444
Loans payable	7,576	8,525
Deferred revenue	7,421	9,899

Total liabilities	43,757	44,183

Shareholders’ equity:

Common stock	22	22
Additional paid-in capital	120,229	118,135
Accumulated deficit	(54,011)	(50,797)
Other	(35)	3,743

Total shareholders’ equity	66,205	71,103

Total liabilities and shareholders’ equity	$109,962	$115,286